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Exhibit (10)(vii)

CHANGE IN CONTROL AGREEMENT

        This Change in Control Agreement ("Agreement") is entered into, effective as of December 2, 2004, by and between John J. Gallagher III ("Executive") and Great Lakes Chemical Corporation ("Company").

Background

        A.    The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control exists and that such possibility, and the uncertainty and questions that it may raise among management, could result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders. Accordingly, the Company's Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction and disruption in the event of a threatened or actual change in control or other major corporate transaction.

        B.    This Agreement does not constitute an employment contract, nor does it alter the Executive's status as an at-will employee of the Company. This Agreement merely sets out the severance benefits that the Company will provide if, but only if, the Executive's employment with the Company terminates or is deemed to terminate after the occurrence of an actual or potential change in control or other major transaction under the circumstances described herein or as otherwise provided in Section 7 following a major transaction.

        In consideration of the premises and the Executive's employment by the Company, the Executive and the Company agree as follows:

Agreement

        1.    Defined Terms.    The following terms, when capitalized, shall have the meanings specified below for purposes of this Agreement:

          (a)   "Beneficial Owner" means a "beneficial owner, as defined in Rule 13d-3 under the Exchange Act.

          (b)   "Board" means the Company's Board of Directors.

          (c)   "Cause" means, with respect to the Executive, the Executive's (i) act of fraud, embezzlement, theft, or other intentional material violation of the law in connection with or in the course of his employment, (ii) willful gross misconduct that is likely to materially injure the reputation, business, or a business relationship of the Company; (iii) violation of the Confidentiality and Non-Competition Agreement, or (iv) willful and continued failure to perform his duties for the Company (other than a failure due to Disability), after a demand for substantial performance to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has not performed his duties. For purposes of the preceding sentence, no act, or failure to act, on the part of the Executive shall be deemed "willful," unless it was done or omitted by the Executive not in good faith and without reasonable belief that his act or omission was in or not opposed to the best interests of the Company. Notwithstanding the foregoing, the Executive's employment shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard by the Board), finding that in the Board's good faith opinion, the Executive was guilty of conduct described in the first sentence of this Subsection and describing the specific acts or omissions constituting such conduct.

          (d)   "Change in Control" means, except as provided in Section 3, that the conditions set out in any one of the following paragraphs have been satisfied:

              (i)  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (A) the Company, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company (any such person is hereinafter referred to as a "Person"), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company);

             (ii)  there is consummated a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation that would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities that represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, immediately after such merger or consolidation, more than 70% of the combined voting power of the voting securities of either the Company or the other entity that survives such merger or consolidation or the parent of the entity that survives such merger or consolidation;

            (iii)  the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

            (iv)  during any period of two consecutive years (not including any period before the date of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (ii) or (iii) of this Subsection) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

        For purposes of this Agreement, where a Change in Control results from a series of related transactions, the Change in Control shall be deemed to have occurred on the date of the consummation of the first such transaction. For purposes of paragraph (i), the stockholders of another corporation (other than the Company or a corporation described in clause (D) of paragraph (i)) shall be deemed to constitute a Person. Further, it is understood by the parties that the sale, transfer, or other disposition of a subsidiary of the Company shall not constitute a Change in Control.

        Termination of the Executive's Employment during or following a Potential Change in Control shall be considered to have occurred following a Change in Control to the extent provided in Section 2(c).

          (e)   "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (f)    "Company" means Great Lakes Chemical Corporation and any successor, to the extent provided in Section 13.

          (g)   "Confidentiality and Non-Compete Agreement" means the confidentiality and non-compete agreement between the Company and the Executive.

          (h)   "Date of Termination" means, (i) if the Executive Terminates Employment for Good Reason, the date of termination specified in the Executive's resignation, and (ii) if the Executive's Employment is Terminated for any other reason, the date on which a notice of termination is given.

          (i)    "Exchange Act" means the Securities Exchange Act of 1934, as in effect on the date of this Agreement.

          (j)    "Good Reason" means any of the following:

              (i)  without the Executive's express written consent, a material reduction in the Executive's duties, responsibilities, or status with the Company as in effect immediately before the Change in Control or Major Transaction, or a change in the Executive's titles or offices (to a lesser title or office) as in effect immediately before a Change in Control or Major Transaction, or any removal of the Executive from or any failure to reelect or reappoint the Executive to any of his positions, except in connection with the Executive's Termination of Employment by the Company for Cause or by the Executive for other than Good Reason;

             (ii)  a reduction by the Company in the Executive's base salary or perquisites as in effect on the date hereof or as the same may be increased from time to time;

            (iii)  a material reduction by the Company of the benefits provided to the Executive under any thrift, incentive, or compensation plan, or any pension, life insurance, health and accident, or disability plan in which the Executive is participating at the time of a Change in Control or Major Transaction (or plans providing the Executive with substantially similar benefits), or the taking of any action by the Company that would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control or Major Transaction, unless such reduction or action is generally applicable to all employees of the Company or relevant subsidiary; or

            (iv)  the Company requires the Executive (without his consent) to perform the duties of his employment beyond the 50 mile radius from the location of the Executive's employment immediately before the Change in Control or Major Transaction;

  provided, however, that (i) any Termination of Employment by the Executive shall not be considered a termination for Good Reason for purposes of this Agreement if such termination occurs after the Executive has been absent from his work for a continuous period of at least six months as a result of his incapacity due to physical or mental illness ("Disability Period") and occurs while the Executive is receiving benefits under the Company's (or any subsidiary's) long-term disability plan(s) in effect immediately before the Change in Control or Major Transaction; and (ii) if the Executive returns to work following a Disability Period, clause (i) of this paragraph shall not apply in determining whether Good Reason exists following such return.

        To Terminate Employment for Good Reason, the Executive must provide his written resignation to the Company within 90 days from the event (or from the last in a series of events) relied upon the Executive as a basis for termination for Good Reason, and such notice must specify such event(s).

          (k)   "Major Transaction" means, on or before December 31, 2006, the sale or disposition to a third party or parties of all or substantially all of any two of the following groups of businesses (whether simultaneously or in series):

              (i)  FR-BPP (not including the phosphorus flame retardant or fluids businesses) and Fluorine;

             (ii)  Polymer Stabilizers; or

            (iii)  Phosphorus flame retardants and fluids and Biolab Water Additives.

  If a Major Transaction results from a series of transactions, the Major Transaction shall be deemed to have occurred on the date of the consummation of the last such transaction. For avoidance of doubt, "sale or disposition" means that, upon the completion of a transaction of any legal form (including but not limited to a sale of assets, sale of stock, merger or consolidation, or formation of joint venture), the Company no longer owns equity representing a controlling interest in the business. A sale or disposition described above shall not be considered a Major Transaction, if it is also a Change in Control and payments are made pursuant to Section 5.

          (l)    "Person" means a "person" within the meaning of Subsection (d)(i).

          (m)  "Potential Change in Control" means, except as provided in Section 3, the occurrence and continuation of any of the following conditions:

              (i)  any Person is or becomes the Beneficial Owner, directly or indirectly, of 10% or more of the outstanding common stock of the Company, unless such Person has reported or is required to report such ownership on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report), which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the common stock) so long as such Person neither reports nor is required to report such ownership other than as described in this paragraph; or

             (ii)  the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or

            (iii)  any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute or result in a Change in Control; or

            (iv)  any Person commences a solicitation (as defined in Rule 14a-1 of the Exchange Act) of proxies or consents that has the purpose of effecting or would (if successful) result in a Change in Control; or

             (v)  a tender or exchange offer for at least 10% of the outstanding voting securities of the Company, made by a Person, is first published or sent or given (within the meaning of Rule 14d-2(a) of the Exchange Act).

  Termination of the Executive's Employment during or following a Potential Change in Control shall be considered to have occurred following a Change in Control to the extent provided in Section 2(c).

          (n)   "Term" means the term of this Agreement, as determined pursuant to Section 2.

          (o)   "Terminates Employment", "Terminate(s) the Executive's Employment", and "Termination of Employment" all refer to a complete termination of the employment relationship between the Company and all employers required to be aggregated with the Company pursuant to Code Section 414(b) or (c).

        2.    Term.

          (a)   This Agreement shall commence as of December 2, 2004, and shall continue in effect through December 31, 2006; provided, however, that beginning January 1, 2007, and each January 1 thereafter, the term of this Agreement shall automatically be extended for an additional year unless, not later than March 31 of the preceding year, the Company shall have given the Executive notice that it does not wish to extend this Agreement or a Change in Control shall have occurred before such January 1; provided, however, (i) if a Change in Control shall have occurred during the term of this Agreement, this Agreement shall continue for a period of not less than 36 months after the month in which the Change in Control occurs, and (ii) this Agreement shall continue in effect during the pendency of a Potential Change in Control and for nine months thereafter.

          (b)   This Agreement shall be immediately terminated, and the Executive shall have no right to payment of any compensation or benefits hereunder, if he incurs a Termination of Employment before the occurrence of a Change in Control or Major Transaction; provided, however, if the Company Terminates the Executive's Employment without Cause, or the Executive Terminates Employment for Good Reason, before a Major Transaction that occurs on or before December 31, 2006, and the Executive is not entitled to any payment pursuant to Section 5 or 6, the Executive's Termination of Employment shall be disregarded in determining whether he is entitled to a payment pursuant to Section 7. Nothing in this Agreement shall confer on the Executive any right to continue in the employ of the Company or interfere with or restrict in any way the rights of the Company, which are expressly reserved, to discharge the Executive at any time before a Change in Control or Major Transaction for any reason.

          (c)   Notwithstanding Subsection (b), if the Executive incurs a Termination of Employment during a Potential Change in Control or within nine months following the conclusion of a Potential Change in Control, such termination shall be deemed to be a termination after a Change in Control entitling the Executive to the severance and other benefits set out herein as if the Executive had Terminated Employment after a Change in Control.

        3.    Exception for Certain Spin-Off Transactions.    Notwithstanding the definitions in Section 1, neither a "Change in Control" nor a "Potential Change in Control" shall be deemed to have occurred by virtue of the Company entering into any agreement with respect to, the public announcement of, the approval by the Company's stockholders or directors of, or the consummation of, any transaction or series of integrated transactions (including any merger or other business combination transaction) entered into in connection with, or expressly conditioned upon the occurrence of, a spin-off (such transaction or series of integrated transactions, the "Spin-Off Transaction") immediately following which the recordholders of the common stock of the Company immediately prior to the Spin-Off Transaction continue to have substantially the same proportionate ownership in the spun-off entity as they had in the Company immediately prior to the Spin-Off Transaction; provided that such Spin-Off Transaction (including any related merger of other business combination transaction) has been approved by a vote of a majority of the Company's Continuing Directors (as defined below) then in office. For purposes of this Agreement, a "Continuing Director" shall mean any member of the Board of Directors of the Company who is a member of the Board of Directors as of the date of this Agreement and any person who subsequently becomes a member of the Board of Directors, if such person's nomination for election or election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.

        4.    Relationship of Sections 5, 6, and 7.    Except as provided in this Section, the payment of benefits pursuant to Section 5, 6, or 7 shall make the Executive ineligible for benefits under any other Section of this Agreement or under the same Section of this Agreement as a result of a later Change in Control or Major Transaction. If the Executive receives benefits pursuant to Section 7, and a Change in Control occurs at least 18 months thereafter, the prior payment of benefits under Section 7 shall not make the Executive ineligible for benefits under Section 5.

        5.    Benefits Upon Termination of Employment Following a Change in Control.

          (a)   The Executive shall be entitled to benefits under this Section, rather than under any other severance program of the Company, if he incurs a Termination of Employment under the circumstances described in this Section following a Change in Control.

          (b)   If the Company Terminates the Executive's Employment for Cause, the Company shall be obliged to pay the Executive his full base salary through his termination date at the rate in effect at the time the notice of termination is given, and the Company shall have no further obligations under this Agreement.

          (c)   If the Company Terminates the Executive's Employment for other than Cause, or if the Executive Terminates Employment for Good Reason, then the Company shall pay to the Executive as severance pay (and without regard to the provisions of any benefit plan) in one or more payments within 30 days following the Executive's Date of Termination, the sum of the following amounts:

              (i)  any accrued and owing portion of the Executive's full base salary through the Date of Termination at a rate equal to the greater of the rate in effect immediately before the occurrence of the event(s) giving rise to the termination or the rate in effect immediately before the Change in Control; plus an amount equal to unpaid salary with respect to any vacation days accrued but not taken as of the Date of Termination;

             (ii)  a pro-rata bonus determined by multiplying the greater of (A) the Executive's target annual bonus (assuming 100% fulfillment of all elements of the formula under which such bonus would have been calculated) for the year in which the Date of Termination occurs, or (B) the average of the annual bonuses paid or payable to the Executive for the three calendar years immediately before the year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days in the year of termination up to and including the Date of Termination and the denominator of which is 365;

            (iii)  an amount equal to the greater of (I) the product of (A) the sum of his salary for the twelve months immediately prior to the occurrence of the event(s) giving rise to the notice of termination, plus the greater of (i) his target bonus of 85% of the salary set forth in the preceding clause (assuming, for purposes of this agreement there were 100% fulfillment of all elements of the formula under which such bonus would have been calculated), or (ii) the average of the annual bonuses paid or payable to him for the three (3) calendar years immediately preceding the year in which the Date of Termination occurs, multiplied by (B) three; or (II) $3 million; and

            (iv)  in lieu of any further payments not otherwise addressed by this Agreement under any long term incentive or compensation plan of the Company or any subsidiary thereof or any successor plan, an amount equal to all awards thereunder earned or accrued, but not yet paid, for periods up to and including the Date of Termination.

          (d)   If the Company Terminates the Executive's Employment for other than Cause, or if the Executive Terminates Employment for Good Reason, then the Company shall, in addition to paying the amounts owed to the Executive pursuant to Subsection (c):

              (i)  maintain in full force and effect, for the three years following the Executive's Termination of Employment, for the continued benefit of the Executive (and his spouse and dependents, if applicable), all life insurance, health and accident, and disability plans and programs in which the Executive was entitled to participate immediately before the occurrence of the event(s) giving rise to the notice of termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. If the Executive's continued participation in any such plan or program is barred, the Company shall arrange to provide the Executive upon comparable terms with benefits substantially similar to the benefits to which the Executive would otherwise have been entitled under such plans and programs. At the end of the three year period of continued coverage, the Executive shall have the option to have assigned to him, at no cost and with no apportionment of pre-paid premiums, any assignable insurance policy owned by the Company or any subsidiary thereof and relating specifically to the Executive. The Executive's receipt, from a new employer, of any of the benefits described in this Subsection shall not eliminate the Company's obligations to provide the Executive with such benefits (or their equivalent), but shall act as an offset to the Company's obligations hereunder;

             (ii)  in addition to the retirement benefits to which the Executive is entitled under each defined benefit pension plan of the Company ("Pension Plan") or any successor plan thereto, including, but not limited to the Retirement Plan and the Supplemental Retirement Plan, the Company shall pay to the Executive, in cash within 30 days following his Date of Termination, a lump sum amount equal to the excess of (A) the actuarial equivalent of the retirement pension payable as a level single life annuity beginning as of the first day of the month following the Executive's 65th birthday or earlier date after the Executive's Termination of Employment (taking into account any early retirement subsidies associated therewith) that the Executive would have accrued under the terms of each such Pension Plan (without regard to any amendment to such Pension Plan made after a Change in Control that adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive were fully vested thereunder and had accumulated service for three years following his Termination of Employment and had been credited under each such Pension Plan during such period with compensation equal to the higher of the Executive's annual base salary in effect immediately before the occurrence of the event(s) giving rise to the notice of termination or the Executive's annual base salary at the rate in effect immediately before the Change in Control, plus the greater of the Executive's target annual bonus (assuming 100% fulfillment of all elements of the formula under which such bonus would have been calculated) for the year in which the Date of Termination occurs or the average of the Executive's annual bonuses for the three years immediately preceding the year in which the Date of Termination occurs over (B) the actuarial equivalent of the retirement pension payable as a level single life annuity beginning as of the first day of the month following the Executive's 65th birthday or earlier date after the Executive's Termination of Employment (taking into account any early retirement subsidies associated therewith) that the Executive had accrued pursuant to the provisions of each such Pension Plan as of the Date of Termination. For purposes of the preceding sentence, the annuity starting date providing the largest payment to the Executive shall be used. For purposes of this paragraph, "actuarial equivalent" shall be determined using the same methods and assumptions utilized under each of the Pension Plans, as applicable, immediately before occurrence of the event(s) giving rise to the notice of termination (without regard to any amendment of such methods and assumptions made after a Change in Control that results in a lower payment under this paragraph);

            (iii)  all awards to the Executive under any Company stock plan shall vest upon the Change in Control. This paragraph supersedes any inconsistent provisions in any stock plan or award issued thereunder, and constitutes an amendment to any such award that has been approved by the Committee as provided under any stock plan (provided, however, that notwithstanding any agreement elsewhere to the contrary, the period of time in which the Executive may exercise vested stock awards shall end on the earlier of the date on which the right to exercise such award would have expired if the Executive had remained an employee of the Company or two years from the Date of Termination);

            (iv)  the Company shall reimburse the Executive for individual outplacement services to be provided by a firm of the Executive's choice or, at the Executive's election, provide the Executive with the use of office space, office supplies, and secretarial assistance satisfactory to the Executive. The aggregate expenditures of the Company pursuant to this paragraph shall not exceed $20,000;

             (v)  the Company shall continue to pay the Executive any car allowance in effect as of the Date of Termination for the three year period thereafter,

            (vi)  the Company shall cause title to the laptop or notebook computer (and the associated docking station, if any) provided by the Company or any of its subsidiaries for the Executive's principal use to be transferred to the Executive, and shall permit the Executive's use of any "shrink wrap" or other standard software generally installed with a new computer (such as the operating system, office programs, etc.) under the Company's licenses for the three year period following the Date of Termination, provided that appropriate measures are taken by the Company's Information Services Department to insure that all proprietary information and software, as well as any software solely related to use of the Company's networks is removed; and

           (vii)  the Company shall pay all reasonable out-of-pocket expenses, including reasonable legal fees and legal expenses, incurred by the Executive in connection with any judicial or other proceeding, including any arbitration proceeding, to enforce this Agreement or to construe, determine, or defend the validity of this Agreement.

          (e)   This Agreement and all payments pursuant hereto are intended to comply with Code Section 409A and the guidance thereunder, and this Agreement shall be construed accordingly. To the extent that compliance with Section 409A(a)(2)(B)(i) would require any payment otherwise provided for by this Agreement to be delayed, such payment shall be made as soon as administratively feasible after the period of delay required by Code Section 409A(a)(2)(B)(i).

        6.    Benefits Upon Termination of Employment Following a Major Transaction.

          (a)   The Executive shall be entitled to benefits under this Section, rather than under any other severance program of the Company, if he incurs a Termination of Employment under the circumstances described in this Section following a Major Transaction.

          (b)   If the Company Terminates the Executive's Employment for Cause, the Company shall be obliged to pay the Executive his full base salary through his termination date at the rate in effect at the time the notice of termination is given, and the Company shall have no further obligations under this Agreement.

          (c)   If the Company Terminates the Executive's Employment for other than Cause, or if the Executive Terminates Employment for Good Reason, then the Company shall pay to the Executive as severance pay (and without regard to the provisions of any benefit plan) in one or more payments within 30 days following the Executive's Date of Termination, the sum of the following amounts:

              (i)  any accrued and owing portion of the Executive's full base salary through the Date of Termination at a rate equal to the greater of the rate in effect immediately before the occurrence of the event(s) giving rise to the notice of termination or the rate in effect immediately before the Major Transaction; plus an amount equal to unpaid salary with respect to any vacation days accrued but not taken as of the Date of Termination;

             (ii)  a pro-rata bonus determined by multiplying the greater of (A) the Executive's target annual bonus (assuming 100% fulfillment of all elements of the formula under which such bonus would have been calculated) for the year in which the Date of Termination occurs, or

    (B) the average of the annual bonuses paid or payable to the Executive for the three calendar years immediately before the year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days in the year of termination up to and including the Date of Termination and the denominator of which is 365;

            (iii)  an amount equal to the greater of (I) the product of (A) the sum of his salary for the twelve months immediately prior to the occurrence of the event(s) giving rise to the notice of termination, plus the greater of (i) his target bonus of 85% of the salary set forth in the preceding clause (assuming, for purposes of this agreement there were 100% fulfillment of all elements of the formula under which such bonus would have been calculated), or (ii) the average of the annual bonuses paid or payable to him for the three (3) calendar years immediately preceding the year in which the Date of Termination occurs, multiplied by (B) three; or (II) $3 million; and

            (iv)  in lieu of any further payments not otherwise addressed by this Agreement under any long term incentive or compensation plan of the Company or any subsidiary thereof or any successor plan, an amount equal to all awards thereunder earned or accrued, but not yet paid, for periods up to and including the Date of Termination.

          (d)   If the Company Terminates the Executive's Employment for other than Cause, or if the Executive Terminates Employment for Good Reason, then the Company shall, in addition to paying the amounts owed to the Executive pursuant to Subsection (c):

              (i)  maintain in full force and effect, for the three years following the Executive's Termination of Employment, for the continued benefit of the Executive (and his spouse and dependents, if applicable), all life insurance, health and accident, and disability plans and programs in which the Executive was entitled to participate immediately before the occurrence of the event(s) giving rise to the notice of termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. If the Executive's continued participation in any such plan or program is barred, the Company shall arrange to provide the Executive upon comparable terms with benefits substantially similar to the benefits to which the Executive would otherwise have been entitled under such plans and programs. At the end of the three year period of continued coverage, the Executive shall have the option to have assigned to him, at no cost and with no apportionment of pre-paid premiums, any assignable insurance policy owned by the Company or any subsidiary thereof and relating specifically to the Executive. The Executive's receipt, from a new employer, of any of the benefits described in this Subsection shall not eliminate the Company's obligations to provide the Executive with such benefits (or their equivalent), but shall act as an offset to the Company's obligations hereunder;

             (ii)  in addition to the retirement benefits to which the Executive is entitled under each defined benefit pension plan of the Company ("Pension Plan") or any successor plan thereto, including, but not limited to the Retirement Plan and the Supplemental Retirement Plan, the Company shall pay to the Executive, in cash within 30 days following his Date of Termination, a lump sum amount equal to the excess of (A) the actuarial equivalent of the retirement pension payable as a level single life annuity beginning as of the first day of the month following the Executive's 65th birthday or earlier date after the Executive's Termination of Employment (taking into account any early retirement subsidies associated therewith) that the Executive would have accrued under the terms of each such Pension Plan (without regard to any amendment to such Pension Plan made after a Major Transaction that adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive were fully vested thereunder and had accumulated service for three years following his Date of Termination and had been credited under each such Pension Plan during such period with compensation equal to the higher of the Executive's annual base salary in effect immediately before the occurrence of the event(s) giving rise to the Executive's notice of termination or the Executive's annual base salary at the rate in effect immediately before the Major Transaction, plus the greater of the Executive's target annual bonus (assuming 100% fulfillment of all elements of the formula under which such bonus would have been calculated) for the year in which the Date of Termination occurs or the average of the Executive's annual bonuses for the three years immediately preceding the year in which the Date of Termination occurs over (B) the actuarial equivalent of the retirement pension payable as a level single life annuity beginning as of the first day of the month following the Executive's 65th birthday or earlier date after the Executive's Termination of Employment (taking into account any early retirement subsidies associated therewith) that the Executive had accrued pursuant to the provisions of each such Pension Plan as of the Date of Termination. For purposes of the preceding sentence, the annuity starting date providing the largest payment to the Executive shall be used. For purposes of this paragraph, "actuarial equivalent" shall be determined using the same methods and assumptions utilized under each of the Pension Plans, as applicable, immediately before occurrence of the event(s) giving rise to the notice of termination (without regard to any amendment of such methods and assumptions made after a Major Transaction that results in a lower payment under this paragraph);

            (iii)  all awards to the Executive under any Company stock plan shall vest upon the Major Transaction. This paragraph supersedes any inconsistent provisions in any stock plan or award issued thereunder, and constitutes an amendment to any such award that has been approved by the Committee as provided under any stock plan (provided, however, that notwithstanding any agreement elsewhere to the contrary, the period of time in which the Executive may exercise vested stock awards shall end on the earlier of the date on which the right to exercise such award would have expired if the Executive had remained an employee of the Company or two years from the Date of Termination);

            (iv)  the Company shall reimburse the Executive for individual outplacement services to be provided by a firm of the Executive's choice or, at the Executive's election, provide the Executive with the use of office space, office supplies, and secretarial assistance satisfactory to the Executive. The aggregate expenditures of the Company pursuant to this paragraph shall not exceed $20,000;

             (v)  the Company shall continue to pay the Executive any car allowance in effect as of the Date of Termination for the three year period thereafter,

            (vi)  the Company shall cause title to the laptop or notebook computer (and the associated docking station, if any) provided by the Company or any of its subsidiaries for the Executive's principal use to be transferred to the Executive, and shall permit the Executive's use of any "shrink wrap" or other standard software generally installed with a new computer (such as the operating system, office programs, etc.) under the Company's licenses for the three year period following the Executive's Date of Termination, provided that appropriate measures are taken by the Company's Information Services Department to insure that all proprietary information and software, as well as any software solely related to use of the Company's networks is removed; and

           (vii)  the Company shall pay all reasonable out-of-pocket expenses, including reasonable legal fees and legal expenses, incurred by the Executive in connection with any judicial or other proceeding, including any arbitration proceeding, to enforce this Agreement or to construe, determine, or defend the validity of this Agreement.

          (e)   This Agreement and all payments pursuant hereto are intended to comply with Code Section 409A and the guidance thereunder, and this Agreement shall be construed accordingly. To the extent that compliance with Section 409A(a)(2)(B)(i) would require any payment otherwise provided for by this Agreement to be delayed, such payment shall be made as soon as administratively feasible after the period of delay required by Code Section 409A(a)(2)(B)(i).

        7.    Benefits Payable Following Major Transaction.    If the Executive has not incurred a Termination of Employment on or before the 366th day following a Major Transaction ("Pay Out Date"), the Company shall pay to the Executive as a bonus (and without regard to the provisions of any benefit plan) in a lump sum payment, an amount equal to the product of (i) the sum of (A) the Executive's annual base salary at the rate in effect immediately before the Major Transaction, plus (B) the greater of (I) the Executive's target annual bonus (assuming 100% fulfillment of all elements of the formula under which such bonus would have been calculated) in the year in which the Pay-Out Date occurs, and (II) the average of the annual bonuses paid or payable to the Executive for the three calendar years immediately before the year in which the Pay-Out Date occurs, multiplied by (ii) three. Upon such payment, all of the Company's obligations with respect to the Major Transaction shall have been fulfilled. Under no circumstances shall the Executive be entitled to a payment pursuant to this Section and Section 6 as a result of a Major Transaction.

        8.    No Obligation to Mitigate.    The Executive shall not be required to mitigate the amount of any payment or benefits provided for in Section 5 or 6 by seeking other employment or otherwise, nor (except as provided in paragraph 5(d)(i) or 6(d)(i)) shall the amount of any payment or benefits provided for in Section 5 or 6 be reduced by any payments or benefits received by the Executive as the result of employment by another employer after the Date of Termination, or otherwise; provided, however, that the amount payable under Section 5 or 6 shall be reduced by the amount of any severance, termination, or notice pay (or any other similar amounts) required by law to be paid to the Executive by the Company or its subsidiaries and by any salary or other amounts paid to the Executive during any notice period that the Company or its subsidiaries is required by law to provide.

        9.    Gross-Up for Excise Taxes.    If any payment or benefit received or to be received by the Executive in connection with a Change in Control or or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company) (all such payments and benefits being hereinafter called "Total Payments") would be subject (in whole or part) to the excise tax imposed under Code Section 4999 ("Excise Tax"), the Company shall pay the Executive an additional amount ("Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state, and local income tax and Excise Tax upon the payment provided for by this Subsection, shall be equal to the Total Payments. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Executive's Total Payments shall be treated as "parachute payments" within the meaning of Code Section 280G(b)(2); and all "excess parachute payments" within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the accounting firm that was, immediately before the actual or deemed Change in Control, the Company's independent auditor ("Auditor") and reasonably acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Code Section 280G(b)(4)(A), or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the base amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Total Payments or (2) the amount of excess parachute payments within the meaning of Code Section 280G(b)(1) (after applying clause (i) above) and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Code Sections 280G(d)(3) and (4). For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence (or, if higher, in the state and locality of the Executive's principal place of business) on the Date of Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is later determined to be less than the amount taken into account hereunder at the time of Termination of Employment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state, and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state, or local income tax deduction) plus interest on the amount of such repayment at 120% of the rate provided in Code Section 1274(b)(2)(B). If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of Termination of Employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment to the Executive with respect to such excess (plus any interest, penalties, or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Payments. Except as otherwise expressly provided, the Company shall pay the amounts required by this Section within 30 days of the Date of Termination. For purposes of this Section, a Major Transaction shall be deemed a Change in Control.

        10.    Default in Payment.    Any payment not made within ten days after it is due in accordance with this Agreement shall thereafter bear interest, compounded quarterly, at the prime rate from time to time in effect at the Chase Manhattan Bank of New York.

        11.    Rights and Waivers.    All rights and remedies of the parties hereto are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to exclude, limit, or prejudice any other right or remedy that either of the parties hereto may have. No party to this Agreement shall be deemed to waive any right or remedy under this Agreement, unless such waiver is in writing and signed by such party. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or a waiver of any right or remedy on any future occasion.

        12.    Effect on Other Plans, Agreements, and Benefits.    Except to the extent expressly set forth herein, any benefit or compensation to which the Executive is entitled under any agreement between the Executive and the Company or any of its subsidiaries or under any plan maintained by the Company or any of its subsidiaries in which the Executive participates or participated shall not be modified or lessened in any way, but shall be payable according to the terms of the applicable plan or agreement. The terms of this Agreement shall supersede and terminate any prior change in control severance agreement, or the provisions of any other agreement providing benefits following a change in control, entered into between the Executive and the Company or any subsidiary thereof. Notwithstanding the above, any benefits received by the Executive pursuant to this Agreement shall be in lieu of any severance benefits to which the Executive would otherwise be entitled under any general severance policy maintained by the Company or the relevant subsidiary for its management personnel or under any employment contract between the Executive and the Company or any subsidiary thereof.

        13.    Unsecured Obligation.    All rights of the Executive or any beneficiary of the Executive who succeeds to the Executive's rights to payments or benefits under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or payment of any amounts due hereunder. Neither the Executive nor any such beneficiary shall have any interest in or rights against any specific assets of the Company or any of its subsidiaries, and the Executive and any such beneficiary shall have only the rights of a general unsecured creditor of the Company.

        14.    Successors.

          (a)   The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement before the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if he Terminated Employment for Good Reason after a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined, and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Subsection or otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b)   The Company shall require any successor to a business acquired in a Major Transaction, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, if the Executive's employment with the Company is to be terminated as a result of the transaction but the Executive is offered employment with such successor on substantially the same terms and conditions as existed immediately before the Major Transaction. Failure of the Company to obtain such agreement before the effectiveness of any such Major Transaction shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if he Terminated Employment for Good Reason after a Major Transaction, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined, and party to a Major Transaction that executes and delivers the agreement provided for in this Subsection or otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (c)   This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

        15.    Burden of Proof.    In any judicial or other proceedings in which the Executive's right to, or the amount of, benefits hereunder is disputed, the ultimate burden of proof shall be on the Company.

        16.    Arbitration.    Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Indianapolis, Indiana by three arbitrators, one of whom shall be appointed by the Company, one of whom shall be appointed by the Executive, and the third of whom shall be appointed by the first two arbitrators. If either the Company or the Executive fails to appoint an arbitrator within 20 days of a request in writing by the other to do so, or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 20 days after the second arbitrator is designated, then such arbitrator shall be appointed by the Chief Judge of the United States District Court located in the city of Indianapolis, or upon his failure to act, by the American Arbitration Association so as to enable the arbitrators to render an award within 90 days after the three arbitrators have been appointed. Following the selection of arbitrators as set forth above, the arbitration shall be conducted promptly and expeditiously and in accordance with the rules of the American Arbitration Association. Pending the resolution of such dispute or controversy, the Company will continue to pay the Executive without interruption his full base salary at the rate in effect immediately before the notice giving rise to the dispute was given and continue the Executive as a participant in all thrift, incentive, compensation, pension, life insurance, health and accident or disability plans in which the Executive was participating when the notice giving rise to the dispute was given at the level in effect immediately before such notice. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all of the expenses relating to any arbitration under this Agreement.

        17.    Amendment.    No provision of this Agreement may be amended or waived, except by written agreement signed by both the Company and the Executive.

        18.    Entire Agreement.    This Agreement contains the entire agreement and understanding of the parties regarding the transaction contemplated herein and supersedes all prior agreements, arrangements, or understandings, whether written or oral, relating to the subject matter hereof, including, without limitation, any letters, agreements, or understandings between the Executive and the Company or any subsidiary thereof before the date hereof. Execution of this Agreement shall supersede and terminate any prior change in control severance agreement, or the provisions of any other agreement providing benefits following a change in control, entered into between the Executive and the Company or any subsidiary thereof.

        19.    Severability.    If any provision of the Agreement is held to be invalid, illegal, or unenforceable, the remainder of this Agreement shall not be affected thereby. If any provision of this Agreement is held by a court of competent jurisdiction to conflict with any federal, state, or local law, such provision is hereby declared to be of such force and effect as is permissible in such jurisdiction.

        20.    Governing Law.    The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the State of Indiana without regard to principles of conflict of laws.

        21.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

GREAT LAKES CHEMICAL CORPORATION
/s/ JOHN J. GALLAGHER III John J. Gallagher III		By:	Nigel T. Andrews
Date:	February 8, 2005	Date:	February 8, 2005

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  Exhibit (10)(vii)
CHANGE IN CONTROL AGREEMENT